UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 2, 2026

PRA Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia	23502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 888-772-7326

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRAA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 2, 2026, PRA Group, Inc. (the “Company”) completed its previously announced offering of $400 million aggregate principal amount of 8.500% Senior Notes due 2033 (the “Notes”) in a private transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended. The Notes were issued pursuant to an Indenture, dated October 2, 2026 (the “Indenture”), among the Company, the Guarantors (as defined below) and Regions Bank, as trustee (the “Trustee”). Pursuant to the Indenture, interest on the Notes will accrue at a rate of 8.500% per annum payable semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2027. The Notes will mature on October 15, 2033, subject to earlier repurchase or redemption.

The Notes are guaranteed (the “Guarantees”) on a senior unsecured basis by all of the Company’s existing and future domestic Restricted Subsidiaries (as defined in the Indenture) that guarantee the Company’s Amended and Restated Credit Agreement (as amended, the “North American Credit Agreement”), subject to certain exceptions (the “Guarantors”).

The Company may redeem the Notes, in whole or in part, at any time prior to October 15, 2029, at a price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus the applicable “make-whole” premium set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. In addition, on or after October 15, 2029, the Company may redeem the Notes, in whole or in part, at the applicable redemption prices as set forth in the Indenture, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. At any time prior to October 15, 2029, the Company may redeem up to an aggregate of 40% of the aggregate principal amount of the Notes (including the principal amount of any additional notes of the same series) with the net cash proceeds of a public offering of common stock of the Company, at the redemption price set forth in the Indenture.

In the event of certain events that constitute a Change of Control (as defined in the Indenture), the Company must offer to repurchase all of the Notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of repurchase. If the Company sells assets under certain circumstances and does not use the proceeds for specified purposes, the Company will be required to make an offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture contains covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to: incur or guarantee additional indebtedness; create liens on assets; pay dividends and make other distributions on, purchase or redeem the Company’s capital stock; prepay, redeem or repurchase certain debt; enter into agreements restricting the ability of the Company’s subsidiaries to pay dividends to the Company or make other intercompany transfers; make certain investments; sell or transfer assets; enter into certain transactions with the Company’s affiliates; effect a consolidation or merger; or designate subsidiaries as unrestricted subsidiaries. The Indenture also provides for events of default that, if any of them were to occur, would permit or require the principal, premium, if any, interest and other monetary obligations on all the then-outstanding Notes issued under the Indenture to be due and payable immediately.

The Company intends to use the net proceeds from this offering and available cash to repay approximately $400.0 million aggregate principal amount of outstanding borrowings under its North American revolving credit facility (the “North American Revolver”) of its North American Credit Agreement. Such prepayment will not reduce the revolving borrowing commitment amount, and the prepaid amount will be available for re-borrowing subject to customary conditions.

Certain of the initial purchasers and/or certain of their affiliates are lenders under the North American Revolver and, therefore, may receive a portion of the proceeds from this offering. An affiliate of Regions Securities LLC, an initial purchaser, serves as trustee under the indentures governing the Company’s existing notes and will serve as the Trustee under the Indenture and receive customary fees in connection therewith.

The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture (including form of note), dated as of October 2, 2026, among PRA Group, Inc., the domestic subsidiaries of PRA Group, Inc. party thereto and Regions Bank, as trustee

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA GROUP, INC.

Date: October 7, 2026	By:	/s/ Rakesh Sehgal
Rakesh Sehgal
Executive Vice President and Chief Financial Officer